UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

UNIVAR SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2023

Univar Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37443	26-1251958
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3075 Highland Parkway, Suite 200, Downers Grove, IL	60515
(Address of principal executive offices)	(Zip Code)

(331) 777-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock ($0.01 par value)	UNVR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

As previously announced, on March 13, 2023, Univar Solutions Inc. (the “Company” or “Univar”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Windsor Parent, L.P., a Delaware limited partnership (“Parent”) and Windsor Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”), an alternative asset manager, and the Abu Dhabi Investment Authority (“ADIA”) and one or more of its affiliates.

Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

In connection with the Merger Agreement, on May 2, 2023 the Company filed a definitive proxy statement (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”).

Litigation Related to the Merger

In connection with the Merger Agreement, complaints have been filed as individual actions in federal court. The complaints are captioned O’Dell v. Univar Solutions Inc., et al., No. 1:23-cv-03314 (S.D.N.Y., April 20, 2023); Wang v. Univar Solutions Inc., et al., No. 1:23-cv-03370 (S.D.N.Y., April 21, 2023); Carlisle v. Univar Solutions Inc., et al., No. 1:23-cv-04131 (S.D.N.Y., May 18, 2023); and Jones v. Univar Solutions Inc., et al., No. 1:23-cv-00545-UNA (D. Del., May 18, 2023) (the “Federal Complaints”). In addition, one complaint has been filed in Illinois state court in connection with the Merger Agreement, captioned Paul Berger Revocable Trust v. Braca, et al., No. 2023CH000094 (DuPage County Circuit Court, Chancery Division, Illinois, May 4, 2023) (the “State Complaint”). Finally, on April 25, 2023, May 1, 2023, May 2, 2023, May 19, 2023, May 22, 2023, May 23, 2023, May 25, 2023, and May 26, 2023, purported stockholders of the Company sent demand letters in connection with the Merger Agreement (the “Demands,” and together with the Federal Complaints and the State Complaint, the “Shareholder Actions”).

The Federal Complaints and Demands generally allege that the preliminary proxy statement filed by the Company on April 13, 2023 in connection with the Merger Agreement (the “Preliminary Proxy Statement”), or the Definitive Proxy Statement, misrepresent and/or omit certain purportedly material information, and assert violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by the Company and the members of its Board of Directors. The State Complaint generally alleges, in connection with the Preliminary Proxy Statement and/or the Definitive Proxy Statement, violations of the Illinois Securities Act of 1953 (815 ILCS 5/12), fraudulent misrepresentation and concealment under Illinois law, and negligent misrepresentation and concealment under Illinois law. The Shareholder Actions seek, among other things: to enjoin the consummation of the transactions contemplated by the Merger Agreement unless and until the purportedly material information omitted from the Preliminary Proxy Statement or Definitive Proxy Statement is disclosed; rescission or rescissory damages in the event the transactions contemplated by the Merger Agreement are consummated; a declaration of violation and/or wrongdoing; direction for an accounting to the plaintiffs for all damages suffered as a result of the purported wrongdoing; an award of costs and disbursements of the actions, including reasonable attorneys’ and expert fees and expenses; and any other relief the court may deem just and proper.

The Company cannot predict the outcomes of the Shareholder Actions but believes that they are without merit, and that no further disclosure is required under applicable law. Nonetheless, to avoid the risk of the Shareholder Actions delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to make voluntary supplemental disclosures (the “litigation-related supplemental disclosures”) related to the Merger for the purpose of mooting any alleged disclosure issues, as set forth herein.

Supplemental Disclosure

Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable law of any of the supplemental disclosures set forth herein, taken individually or in the aggregate. The litigation-related supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Page references in the below disclosures are to pages in the Definitive Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Definitive Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Definitive Proxy Statement. For clarity, new text within restated paragraphs and tables from the Definitive Proxy Statement is bold and underlined, while deleted text is bold and stricken-through.

The section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC” is hereby supplemented as follows:

The following language is added to the first paragraph on page 56 under the heading “Illustrative Discounted Cash Flow Analysis” as follows:

Using the Univar Standalone Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Univar Solutions common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.5% to 11.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2022 (i) estimates of unlevered free cash flow for the Company for the fiscal years 2023 through 2027 as reflected in the Univar Standalone Projections (including estimates of the Company’s tax-effected pension balance as net debt rather than treating pension costs as an annual cash expense) and (ii) a range of illustrative terminal values for the Company, which were calculated by applying terminal year exit enterprise value (which we refer to as “EV”) to last twelve months (which we refer to as “LTM”) Adjusted EBITDA multiples ranging from 7.0x to 10.0x, to a terminal year estimate of the Adjusted EBITDA to be generated by the Company of approximately $1,357 million, as reflected in the Univar Standalone Projections (which analysis implied perpetuity growth rates ranging from 0.4% to 5.4%). The range of terminal year exit EV / LTM Adjusted EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of the Company over the five-year period ended March 3, 2023 that ranged from 6.7x to 11.0x. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (which we refer to as “CAPM”), which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally.

The following language is added to the second paragraph on page 56 under the heading “Illustrative Discounted Cash Flow Analysis” as follows:

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s net debt, $2,336 million (inclusive of pension liabilities), as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company ranging from approximately 161.3 million to 161.9 million, as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share of Univar Solutions common stock ranging from $33.56 to $55.85. Goldman Sachs compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume-weighted average price of $27.04 per share of Univar Solutions common stock as of November 22, 2022, and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

The following language is added to the second paragraph on page 57 under the heading “Illustrative Present Value of Future Share Price Analysis” as follows:

Goldman Sachs then subtracted the amount of the Company’s net debt for each of ~~the~~ fiscal years 2023, 2024 and ~~to~~ 2025 of approximately $2,190 million, $2,097 million and $1,959 million respectively, each as provided by and approved for Goldman Sachs’ use by the management of the Company, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for the Company for each of the fiscal years 2023 to 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Univar Solutions common stock for each of fiscal years 2023, 2024 and ~~to~~ 2025 of approximately 153.9 million, 147.3 million, and 141.8 million respectively, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied future values per share of Univar Solutions common stock. Goldman Sachs then added the cumulative dividends per share of Univar Solutions common stock expected to be paid to holders of Univar Solutions common stock through the end of each of fiscal years 2023 to 2025, using estimates provided by Company management. Goldman Sachs then discounted these implied future equity values per share of Univar Solutions common stock to December 31, 2022, using an illustrative discount rate of 11.5%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $30.36 to $48.90 per share of Univar Solutions common stock. Goldman Sachs compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume-weighted average price of $27.04 per share of Univar Solutions common stock as of November 22, 2022, and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

The following language is added to the table that appears on page 58 under the heading “Selected Transactions Analysis” as follows:

Announcement Date	Goldman Sachs Selected Transactions		TV (in billions)	TV /LTM Adj. EBITDA
	Acquiror	Target
August 2022	HIG Capital LLC	Avient Corporation’s Distribution business segment	$1.0	10.0x

September 2018	Univar Inc.	Nexeo Solutions, Inc.	$2.0	9.7x

March 2016	WL Ross Holding Corp.	Nexeo Solutions Holdings, LLC	$1.6	8.3x

May 2015	Apax Partners LLP	Quality Distribution, Inc.	$0.8	9.1x

July 2012	Olin Corporation	K.A. Steel Chemicals Inc.	$0.3	10.6x

May 2012	GS Capital Partners LP and P2 Capital Partners, LLC	Interline Brands, Inc.	$1.1	9.8x

December 2010	Bain Capital Private Equity, LP	IMCD Group B.V.	$0.9	9.3x

The following language is added to the first paragraph on page 58 under the heading “Selected Transactions Analysis” as follows:

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of TV / LTM Adjusted EBITDA multiples of 8.3x to 10.6x to the Company’s (i) normalized 2022 actual Adjusted EBITDA as of December 31, 2022 (applying certain normalizing adjustments in respect of foreign exchange losses, non-repeating price benefits and other operating and non-operating costs at the direction of the Company’s management) and (ii) 2023 estimated Adjusted EBITDA as of December 31, 2023, each as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted the net debt of the Company as of (i) December 31, 2022 and (ii) December 31, 2022 excluding cash in connection with the Company’s two acquisitions announced in the first fiscal quarter of 2023 of approximately $2,236 million and $2,081 million respectively, each as provided by and approved for Goldman Sachs’ use by the management of the Company, and divided each respective result by the number of fully diluted outstanding shares of Univar Solutions common stock as of December 31, 2022 ranging from approximately 161.3 million to 161.8 million, as provided by and approved for Goldman Sachs’ use by the management of the Company, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive reference ranges of implied values per share of Univar Solutions common stock.

The section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement— Opinion of Deutsche Bank Securities Inc.” is hereby amended as follows:

The following language is added to the first paragraph on page 64 under the heading “Discounted Cash Flow Analysis” as follows:

Deutsche Bank performed a discounted cash flow analysis to determine a range of implied present values per share of Univar Solutions common stock. Deutsche Bank applied discount rates ranging from 9.5% to 11.5% to estimates of the estimated future unlevered free cash flows of the Company through 2027 calculated based upon the Univar Standalone Projections, including the impact of the Company’s two acquisitions announced in the first fiscal quarter of 2023, and to a range of estimated terminal values of the Company at the end of such period, respectively, to determine a range of implied enterprise values for the Company as of December 31, 2022. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) Adjusted EBITDA, less depreciation and amortization and stock compensation expense, plus the net realizable Adjusted EBITDA acquired in connection with the Company’s two acquisitions announced in the first fiscal quarter of 2023 (including the synergies, and cost to achieve such synergies, associated therewith), (b) less cash taxes, plus (c) depreciation and amortization, less (d) capital expenditures, plus or less (e) change in net working capital, less (f) other costs, including pension payments, below-the-line expenses and change in other assets and liabilities. Deutsche Bank derived the foregoing range of discount rates by application of the capital asset pricing model, which requires certain Company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. The terminal value was calculated by applying multiples ranging from 7.0x to 9.5x, which were selected by Deutsche Bank based on its professional judgment and experience, taking into account historical trading multiples of the Company for the five years ended March 10, 2023 as well as the current trading multiple for the Company, to Company management estimates of 2027 Adjusted EBITDA reduced by $34 million of projected employee stock-based compensation expenses. Deutsche Bank then subtracted the Company~~’s estimated~~ management’s estimate of net debt of approximately $2.238 billion as of December 31, 2022, adjusted to include the aggregate expected purchase price in connection with the Company’s two acquisitions announced in the first quarter of 2023, and divided the result by the number of fully diluted shares of Univar Solutions common stock outstanding as of March 9, 2023. For purposes of this analysis, Deutsche Bank calculated the number of fully diluted shares of Univar Solutions common stock outstanding taking into account 157,594,910 shares outstanding as of March 9, 2023 (i) reduced by the number of shares of Univar Solutions common stock repurchased not reflected therein and as provided by Company management, (ii) increased by the number of shares issuable upon exercise of Company Options, using the treasury stock method, (iii) increased by a number of shares calculated by assuming certain specific percentages of the target number of Shares covered under each Company PRSU Award granted in 2021, 2022 and 2023 that would become fully vested, in each case based on information provided by management of the Company. This analysis resulted in a range of implied enterprise values of the Company as of December 31, 2022 of approximately $7.6 billion to $10.313 billion and in a range of implied present values of Univar Solutions common stock as of December 31, 2022 of approximately $33.25 to $50.00 per share (rounded to the nearest $0.25). Deutsche Bank compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

The following language is added to the first paragraph on page 65 under the heading “Illustrative Discounted Future Share Price Analysis” as follows:

Deutsche Bank calculated an illustrative implied present value of the future prices of the shares of Univar Solutions common stock based on the Univar Standalone Projections, including the estimated impact of the Company’s two acquisitions announced in the first fiscal quarter of 2023. This analysis was designed to provide an indication of the present value of a theoretical future price of the Company’s equity calculated as a multiple of forward EBITDA. Deutsche Bank applied one-year forward EBITDA multiples ranging from 7.0x to 9.0x, which were selected by Deutsche Bank based on its professional judgment and experience, taking into account historical trading multiples of the Company for the five years ended March 10, 2023 as well as the current forward trading multiple for the Company, to the Company’s estimated 2025 Adjusted EBITDA to calculate the Company’s estimated equity value ~~in~~ on December 31, 2024 based on Company management’s estimate of the Company’s projected net debt ~~position for the fiscal year ended~~ of approximately $1.616 billion as of December 31, 2024 (assuming no additional share repurchases pursuant to the Company’s stock repurchase plans), and discounted the derived equity value using a cost of equity equal to 12.5% on a present value basis to March 10, 2023, which resulted in a range of implied present values per share of Univar Solutions common stock of approximately $32.25 to $44.00 (rounded to the nearest $0.25). Utilizing its professional judgment and experience, Deutsche Bank derived such discount rate by application of the capital asset pricing model, which requires certain Company-specific inputs, including the cost of long-term debt, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. Deutsche Bank compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

The following language is added to the first paragraph on page 66 under the heading “Precedent Selected Transactions Analysis” as follows:

Deutsche Bank reviewed publicly available information relating to the ~~following~~ 15 ~~selected~~ transactions in the chemicals distribution industry since 2007 set forth in the table below (which we refer to as the “Deutsche Bank Selected Transactions”).

The table on page 66 is moved to page 67 following the paragraph beginning “The results of this analysis are summarized as follows” and is amended and supplemented as follows:

Date Announced	Target	Acquirer	EV/LTM EBITDA
August 2022	Plastics distribution business of Avient Corporation	H.I.G. Capital	10.0x
February 2019	Plastics distribution business of Nexeo Solutions, Inc.	One Rock Capital Partners, LLC	8.1x
September 2018	Nexeo Solutions, Inc.	Univar Inc.	9.7x
March 2016	Nexeo Solutions, Inc.	WL Ross Holding Corp.	8.3x
May 2015	The M.F. Cachat Company, LLC	IMCD N.V.	9.3x
May 2015	Quality Distribution, Inc.	Apax Partners LLP	9.1x
July 2012	K.A. Steel Chemicals Inc.	Olin Corp.	10.6x
May 2012	Interline Brands, Inc.	GS Capital Partners LP and P2 Capital Partners, LLC	9.8x
December 2010	IMCD Group BV	Bain Capital LLC	9.3x	(1)
November 2010	Ashland Inc.	TPG Capital L.P.	10.4x
September 2010	Univar Inc.(~~[1]~~2)	Clayton Dublier & Rice, LLC	9.1x
July 2010	EAC Industrial Ingredients Ltd.	Brenntag AG	9.5x
May 2008	Neochimiki L.V. Lavrentiadis S.A. Industrial and Commercial Company	The Carlyle Group L.P.	9.0x
July 2007	Univar N.V.	CVC Capital Partners Advisory (U.S.) Inc.	9.3x
March 2007	Chemcentral Corporation	Univar N.V.	9.3x

(1)	Multiple based on IMCD Group BV’s LTM EBITA.
(~~[1]~~2)	Clayton Dublier & Rice, LLC acquired a 42.5% stake to achieve joint control of Univar Inc. with CVC Capital Partners Advisory (U.S.) Inc.

The table on page 67 is amended as follows:

Deutsche Bank Selected Transactions	EV/LTM EBITDA~~-EBITA~~
~~High~~	~~10.6x~~
Mean	9.4x
Median	9.3x
~~Low~~	~~8.1x~~
Company at $36.15
December 31, 2022 Normalized Adjusted EBITDA	8.7x

The paragraph beginning “Deutsche Bank applied ranges of premiums” on page 69 is amended and supplemented as follows:

Using this analysis and its professional judgment and experience, Deutsche Bank applied ranges of premiums of 23% (representing the 25th percentile premium) to 47% (representing the 75th percentile premium) to the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction). Deutsche Bank noted this implied a range of share prices for Univar Solutions common stock of approximately $33.12 to $39.65 per share, as compared, for reference only, to the closing per share of Univar Solutions common stock of $32.09 on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

The section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Certain Financial Projections” is hereby supplemented as follows:

The following language is added to the table that appears on page 73 under the heading “Univar LRSP,” as follows:

$ in millions	2023E	2024E	2025E	2026E	2027E
Net Sales	$11,005	$11,420	$12,027	$12,603	$13,228
Adjusted EBITDA(1)	$930	$1,025	$1,125	$1,235	$1,326
Depreciation & Amortization	$(172)	$(165)	$(161)	$(157)	$(156)
Stock Based Compensation	$(31)	$(32)	$(33)	$(35)	$(36)
Adjusted EBIT(2)	$727	$828	$931	$1,043	$1,133
Taxes	$(193)	$(219)	$(247)	$(277)	$(301)
Net Operating Profit After Tax(3)	$534	$608	$685	$767	$833
Unlevered Free Cash Flow~~(2)~~(4)	$492	$537	$573	$650	$690

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding from net income the impact of impairment charges, other operating expenses, net (which primarily consist of employee stock-based compensation expenses, restructuring charges, litigation settlements, other employee severance costs, other facility closure costs, acquisition and integration related expenses and other unusual or nonrecurring expenses), and other income or expenses, net (which consist of gains and losses on foreign currency transactions and undesignated derivative instruments, non-operating retirement benefits and other non-operating activity).

(2)	Adjusted EBIT, a non-GAAP financial measure, is calculated as Adjusted EBITDA, less depreciation and amortization and stock-based compensation expense.
(3)	Net Operating Profit After Tax, a non-GAAP financial measure, is calculated as Adjusted EBIT, less taxes (assuming a 26.5% tax rate).
~~(2)~~(4)

Unlevered free cash flow, a non-GAAP financial measure, is calculated as (a) Adjusted EBITDA, less depreciation and amortization and stock compensation expense, less (b) cash taxes, plus (c) depreciation and amortization, less (d) capital expenditures, plus or less (e) change in net working capital, less (f) other costs, including pension payments, below the line expenses and change in other assets and liabilities.

The following language is added to the table that appears on page 73 under the heading “Univar Standalone Projections,” as follows:

$ in millions

	2023E	2024E	2025E	2026E	2027E
Net Sales	$11,360	$11,635	$12,228	$12,823	$13,463
Adjusted EBITDA(1)	$945	$1,049	$1,152	$1,265	$1,357
Depreciation & Amortization	$(172)	$(161)	$(165)	$(169)	$(171)
Stock Based Compensation	$(30)	$(31)	$(32)	$(33)	$(34)
Adjusted EBIT(2)	$743	$857	$956	$1,063	$1,152
Taxes	$(197)	$(227)	$(253)	$(282)	$(305)
Net Operating Profit After Tax(3)	$546	$630	$702	$782	$847
Unlevered Free Cash Flow~~(2)~~(4)	$496	$526	$568	$651	$703

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to include the net realizable Adjusted EBITDA acquired in connection with the Company’s two acquisitions announced in the first fiscal quarter of 2023 (including the synergies, and cost to achieve such synergies, associated therewith), excluding from net income the impact of impairment charges, other operating expenses, net (which primarily consist of employee stock-based compensation expenses, restructuring charges, litigation settlements, other employee severance costs, other facility closure costs, acquisition and integration related expenses and other unusual or nonrecurring expenses), and other income or expenses, net (which consist of gains and losses on foreign currency transactions and undesignated derivative instruments, non-operating retirement benefits and other non-operating activity).

(2)	Adjusted EBIT, a non-GAAP financial measure, is calculated as Adjusted EBITDA, less depreciation and amortization and stock-based compensation expense.
(3)	Net Operating Profit After Tax, a non-GAAP financial measure, is calculated as Adjusted EBIT, less taxes (assuming a 26.5% tax rate).
~~(2)~~(4)

Unlevered free cash flow, a non-GAAP financial measure, is calculated as (a) Adjusted EBITDA, less depreciation and amortization and stock compensation expense, plus the net realizable Adjusted EBITDA acquired in connection the Company’s two acquisitions announced in the first fiscal quarter of 2023 (including the synergies, and cost to achieve such synergies, associated therewith), less (b) cash taxes, plus (c) depreciation and amortization, less (d) capital expenditures, plus or less (e) change in net working capital, less (f) other costs, including pension payments, below the line expenses and change in other assets and liabilities.

The section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Univar Solutions’ Executive Officers and Directors in the Merger” is hereby supplemented as follows:

The following language is added to the paragraph on page 76 under the heading “New Compensation Arrangements,” as follows:

Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to the Surviving Corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent, any of its affiliates or the Surviving Corporation. As of the date of this proxy statement, no compensation arrangements between such persons and the Surviving Corporation and/or its affiliates have been established or discussed. Additionally, as of the date of this proxy statement, no new individualized compensation arrangements between Univar Solutions’ executive officers and Apollo or the Abu Dhabi Investment Authority have been established, and no post-closing employment arrangements for members of Univar Solutions’ senior management have been negotiated with, or secured by, Apollo or the Abu Dhabi Investment Authority.

Additional Information About the Proposed Transaction and Where to Find It

This communication relates to the proposed transaction between Univar and funds managed by affiliates of Apollo. In connection with the proposed transaction, Univar Solutions filed with the U.S. Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement on May 2, 2023. The Definitive Proxy Statement was first sent to Univar Solutions stockholders on May 3, 2023. This communication is not a substitute for the Definitive Proxy Statement or any other document that Univar Solutions may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND UNIVAR STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT UNIVAR SOLUTIONS, APOLLO AND CERTAIN OF ITS AFFILIATES, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders of Univar Solutions will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting the investor relations page on the Company’s website at www.investors.univarsolutions.com.

Participants in the Solicitation of Proxies

Under SEC rules, Univar Solutions and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Univar Solutions stockholders in connection with the proposed transaction. Information about the directors and executive officers of Univar Solutions and their ownership of Univar Solutions common stock is set forth in the Definitive Proxy Statement, which was filed with the SEC on May 2, 2023, the definitive Proxy Statement for the Company’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 22, 2023, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in other documents filed by Univar Solutions with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement and will be contained in other relevant materials filed with the SEC in respect of the proposed transaction when they become available. Investors should read the Definitive Proxy Statement carefully before making any voting or investment decisions. Free copies of the Definitive Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements and Information

This communication includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding, the Company’s market opportunities, strategic plan, business objectives, and other initiatives, as well as statements regarding the expected timing of the completion of the proposed acquisition of Univar Solutions referred to in this communication and the ability of the parties to consummate the proposed transaction. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. Potential factors that could affect such forward-looking statements include, among others: that a condition to the closing of the proposed transaction may not be satisfied; the occurrence of any event that can give rise to termination of the proposed transaction; the failure to obtain approval of the proposed transaction by the Company’s stockholders; the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; management’s time and attention being diverted to issues related to the proposed transaction; the Company’s ability to meet expectations regarding the timing and completion of the proposed transaction; disruption from the proposed transaction making it more difficult to maintain business, contractual and operational relationships; the institution of legal proceedings against the Company or the other parties to the proposed transaction and their affiliates related to the proposed transaction; the Company becoming unable to retain or hire key personnel due to the proposed transaction; the announcement of the proposed transaction having a negative effect on the market price of the Company’s common stock or operating results; economic conditions, particularly fluctuations in industrial production and consumption and the timing and extent of economic downturns; significant changes in the business strategies of producers or in the operations of our customers; delivery failures or hazards and risks related to our operations and the hazardous materials we handle; potential inability to obtain adequate insurance coverage; increased competitive pressures, including as a result of competitor consolidation; potential supply chain disruptions; significant changes in the pricing, demand and availability of chemicals; potential cybersecurity incidents, including security breaches; our indebtedness, the restrictions imposed by, and costs associated with, our debt instruments, and our ability to obtain additional financing; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations and changes in tax laws; an inability to generate sufficient working capital; transportation related challenges, including increases in transportation and fuel costs, changes in our relationship with third party transportation providers, and ability to attract and retain qualified drivers; accidents, safety failures, environmental damage, and product quality issues; ongoing litigation, potential product liability claims and recalls, and other environmental, legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; an inability to integrate the business and systems of companies we acquire, including failure to realize the anticipated benefits of such acquisitions; possible impairment of goodwill and intangible assets; our ability to attract or retain a qualified and diverse workforce; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; our ability to execute on our initiatives and goals related to environmental, social, and governance (“ESG”) matters and the increasing legal and regulatory focus on ESG; the impacts resulting from the conflict in Ukraine or related geopolitical tensions; the ability of the Company to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, conflict, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related Company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; actions by third parties, including government agencies; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the Company’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and the other factors described in the Company’s filings with the SEC. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as well as other documents filed by the Company with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. In addition, the Company discusses certain of these risks in greater detail, and other risks associated with the proposed transaction, in the Definitive Proxy Statement. We caution you that the forward-looking information presented in this communication is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this communication. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek, “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

Any forward-looking information presented herein is made only as of the date of this communication, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2023	Univar Solutions Inc.

	By:	/s/ Noelle J. Perkins

		Name:	Noelle J. Perkins
		Title:	Senior Vice President, General Counsel and Secretary